UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2004

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	06533	87-0277826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 13, 2004, Boston Life Sciences, Inc. (the “Company”) filed an 8-K announcing that it had appointed Peter G. Savas as Chairman of the Board of Directors and Chief Executive Officer of the Company. This amendment is being filed to clarify Mr. Savas’s background information and the terms of his employment with the Company.

Prior to joining the Company, Mr. Savas, age 56, served as Chairman, President and Chief Executive Officer of Aderis Pharmaceuticals, Inc., a private biopharmaceutical company, from 2000 to 2004. Prior to his tenure at Aderis, from 1992 through 2000, Mr. Savas served as the Chairman, President and Chief Executive Officer of Unisyn Technologies, Inc., a private biotechnology company, which was acquired by BioVest International, Inc. in 2000.

In accordance with the Company’s bylaws, Mr. Savas will serve as a director of the Company until the Company’s 2005 Annual Meeting of Stockholders and until his successor is duly elected and qualified. As Chief Executive Officer, Mr. Savas’s annual base salary will be $350,000. He will be eligible for an annual bonus of up to 25% of his base salary if certain performance goals are achieved. Mr. Savas has been granted options for 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 per share, of which 500,000 options are immediately vested and exercisable. The remaining 1,500,000 options will vest monthly in equal installments over four years, subject to accelerated vesting if certain performance goals are achieved. Subject to certain contingencies, Mr. Savas will be entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. Additionally, Mr. Savas will have the right to nominate one person to serve as a member of the Board of Directors of the Company. The Company expects that these and other terms shall be set forth in an employment agreement to be entered into with Mr. Savas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: November 4, 2004	By:	/s/ Joseph Hernon
Joseph Hernon Chief Financial Officer and Secretary